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                                  EXHIBIT 4.1

                         1999 EMPLOYEE AWARD AGREEMENT
                             INCENTIVE STOCK OPTION


         1. Grant of Option. Pursuant to the 1997 Incentive Plan of Venus Exploration, Inc. (the "Plan") for key management employees, directors and independent contractors of Venus Exploration, Inc., a Delaware corporation (the "Company") and its Subsidiaries, the Company grants to

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                              (the "Participant")

an option to purchase from the Company a total of ________ full shares ("Optioned Shares") of Common Stock of the Company at $______ per share (being the Fair Market Value per share of the Common Stock on the Date of Grant of this option, as provided in Code Section 422), in the amounts, during the periods, and upon the terms and conditions set forth in this Agreement. The Date of Grant of this Stock Option is _________, 1999. This is an Incentive Stock Option.

         2. Subject to Plan. This Stock Option and its exercise are subject to the terms and conditions of the Plan, but the terms of the Plan shall not be considered an enlargement of any benefits under this Agreement. The capitalized terms used herein that are defined in the Plan shall have the same meanings assigned to them in the Plan. This Stock Option is subject to any rules promulgated pursuant to the Plan by the Board or the Committee and communicated to the Participant in writing.

         3. Vesting; Time of Exercise. Except as specifically provided in this Agreement and subject to certain restrictions and conditions set forth in the Plan, this Stock Option is exercisable in semi-monthly installments of ________ shares. The first installment shall vest on __________ 1, 1999, the next installment shall vest on __________ 15, 1999, and the subsequent installments shall vest on the 1st and 15th of each following calendar month until __________ 15, 1999, which installment shall be the last one to vest under this Employee Award Agreement.

         4. Term; Forfeiture. This Stock Option, and all unexercised Optioned Shares granted to the Participant hereunder, will terminate and be forfeited at the first of the following to occur:

              (a) 5 p.m. on (first business day immediately preceding tenth anniversary of date of grant);

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              (b)   5 p.m. on the date which is twelve (12) months following
         the Participant's termination of employment with the Company and all its Subsidiaries ("Termination of Service") due to death or Total and Permanent Disability;

              (c) 5 p.m. on the date which is three (3) months following the Participant's Termination of Service due to retirement (in accordance with Company retirement policies); or

              (d) 5 p.m. on the 30th day after the day of any other Termination of Service.

         5. Who May Exercise. Subject to the terms and conditions set forth in Sections 3 and 4 above, during the lifetime of the Participant, this Stock Option may be exercised only by the Participant or by the Participant's guardian. If the Participant's employment terminates as a result of death or Total and Permanent Disability prior to the termination date specified in
Section 4(a) hereof and the Participant has not exercised this Stock Option as to the maximum percentage of Optioned Shares set forth in Section 3 hereof as of the date of death or Total and Permanent Disability, the following persons may exercise the exercisable portion of this Stock Option on behalf of the Participant at any time prior to the earlier of the dates specified in Sections 4(a) or (b) hereof: (i) if the Participant is disabled, the guardian of the Participant; or (ii) if the Participant dies, the personal representative of his estate, or the person who acquired the right to exercise this Stock Option by bequest or inheritance or by reason of the death of the Participant; provided that this Stock Option shall remain subject to the other terms of this Agreement, the Plan, and applicable laws, rules, and regulations.

         6. Restrictions. This Stock Option may be exercised only with respect to full shares, and no fractional share of stock shall be issued.

         7. Manner of Exercise. Subject to such administrative regulations as the Committee may from time to time adopt, this Stock Option may be exercised by the delivery of written notice to the Committee setting forth the number of shares of Common Stock with respect to which the Stock Option is to be exercised and the date of exercise thereof (the "Exercise Date"), which shall be at least three (3) days after giving such notice unless an earlier time shall have been mutually agreed upon. On the Exercise Date, the Participant shall deliver to the Company consideration with a value equal to the total Option Price of the shares to be purchased, payable as follows: (a) cash, certified check, bank draft, or money order payable to the order of the Company, (b) Common Stock (including Restricted Stock), valued at its Fair Market Value on the Exercise Date, and/or (c) any other form of payment which is acceptable to the Committee. In the event that shares of Restricted Stock are tendered as consideration


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for the exercise of a Stock Option, a number of shares of Common Stock issued upon the exercise of the Stock Option, equal to the number of shares of Restricted Stock used as consideration therefor, shall be subject to the same restrictions as the Restricted Stock so submitted. Provided that, if Common Stock which is tendered was acquired by the Participant pursuant to an Employee Award or an Independent Contractor Award under the Plan, such shares may only be tendered if they have been held by the Participant for at least six (6) months.

         Upon payment of all amounts due from the Participant, the Company shall cause certificates for the Optioned Shares then being purchased to be delivered to the Participant (or the person exercising the Participant's Stock Option in the event of his death) at its principal business office within ten
(10) business days after the Exercise Date. The obligation of the Company to deliver shares of Common Stock shall, however, be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration or qualification of the Stock Option or the Optioned Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the Stock Option or the issuance or purchase of shares of Common Stock thereunder, then the Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

         If the Participant fails to pay for any of the Optioned Shares specified in such notice or fails to accept delivery thereof, then the Participant's right to purchase such Optioned Shares may be terminated by the Company.

         8. Disqualifying Disposition. In the event that Common Stock acquired upon exercise of this Stock Option is disposed of by the Participant prior to the expiration of either two years from the Date of Grant of such Stock Option or one year from the transfer of shares to the Participant pursuant to the exercise of such Stock Option, such Participant shall notify the Company in writing within thirty (30) days after such disposition of the date and terms of such disposition.

         9. Non-Assignability. This Stock Option is not assignable or transferable by the Participant except by will or by the laws of descent and distribution.

         10. Rights as Stockholder. The Participant will have no rights as a stockholder with respect to any shares covered by this Stock Option until the issuance of a certificate or certificates to the Participant for the shares. Except as otherwise provided in Section 11 hereof, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such certificate or certificates.


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         11.  Adjustment of Number of Shares and Related Matters. The number of shares of Common Stock covered by this Stock Option, and the Option Price thereof, shall be subject to adjustment in accordance with Paragraph 15 of the Plan.

         12. Participant's Representations. Notwithstanding any of the provisions hereof, the Participant hereby agrees that he or she will not exercise the Stock Option granted hereby, and that the Company will not be obligated to issue any shares to the Participant hereunder, if the exercise thereof or the issuance of such shares shall constitute a violation by the Participant or the Company of any provision of any law or regulation of any governmental authority. Any determination in this connection by the Committee shall be final, binding and conclusive. The obligations of the Company and the rights of the Participant are subject to all applicable laws, rules and regulations.

         13. Investment Representation. Unless the Common Stock is issued to him or her in a transaction registered under applicable federal and state securities laws, by his or her execution hereof, the Participant represents and warrants to the Company that all Common Stock that may be purchased hereunder will be acquired by the Participant for investment purposes for his or her own account and not with any intent for resale or distribution in violation of federal or state securities laws. Unless the Common Stock is issued to him or her in a transaction registered under the applicable federal and state securities laws, all certificates issued with respect to the Common Stock shall bear an appropriate restrictive investment legend.

         14. Participant's Acknowledgments. The Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof. The Participant hereby accepts this Option subject to all the terms and provisions thereof. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee, as that term is defined in the Plan, upon any questions arising under the Plan or this Agreement.

         15. Law Governing. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas (excluding any conflict of laws rule or principle of Texas law that might refer the governance, construction or interpretation of this agreement to the laws of another state).

         16. No Right to Continue Employment. Nothing herein shall be construed to confer upon the Participant the right to continue in the employment of the Company or any Subsidiary or interfere with or restrict in any way the right of the Company or any Subsidiary to discharge the Participant at any time (subject to any contract rights of the Participant).


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         17.  Legal Construction. In the event that any one or more of the terms, provisions or agreements that are contained in this Agreement shall be held by a Court of competent jurisdiction to be invalid, illegal or unenforceable in any respect for any reason, the invalid, illegal or unenforceable term, provision or agreement shall not affect any other term, provision or agreement that is contained in this Agreement, and this Agreement shall be construed in all respects as if the invalid, illegal or unenforceable term, provision, or agreement had never been contained herein.

         18. Covenants and Agreements as Independent Agreements. Each of the covenants and agreements that is set forth in this Agreement shall be construed as a covenant and agreement independent of any other provision of this Agreement. The existence of any claim or cause of action of the Participant against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements that are set forth in this Agreement.

         19. Entire Agreement. This Agreement together with the Plan supersede any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter. All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any party or by anyone acting on behalf of any party that are not embodied in this Agreement or the Plan and that any agreement, statement or promise that is not contained in this Agreement or the Plan shall not be valid or binding or of any force or effect.

         20. Parties Bound. The terms, provisions, representations, warranties, covenants and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns.

         21. Modification. No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties. Notwithstanding the preceding sentence, the Company may amend the Plan or revoke this Stock Option to the extent permitted in the Plan.

         22. Headings. The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.


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         23.  Gender and Number. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

         24. Notice. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered only when actually received by the Company or by the Participant, as the case may be, at the addresses set forth below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith:

              (A) Notice to the Company shall be addressed and delivered as follows:

                  VENUS EXPLORATION, INC.
                  1250 N.E. Loop 410, Suite 1000
                  SAN ANTONIO, TEXAS 78209

                  ATTENTION: John Y. Ames, President

              (B) Notice to the Participant shall be addressed and
                  delivered as follows:


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         IN WITNESS WHEREOF, the Committee has caused this Agreement to be executed by its duly authorized officer, and the Participant, to evidence his or her consent and approval of all the terms hereof, has duly executed this Agreement, as of the date specified in Section 1 hereof.

                            VENUS EXPLORATION, INC.


                            By:
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                            Title:
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                            PARTICIPANT:

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